UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 12, 2014 (September 9, 2014)

Date of Report (Date of earliest event reported)

US FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-185732	36-3642294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

(Address of principal executive offices)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 12, 2014, USF Holding Corp., a Delaware corporation (“USF”), which owns all of the outstanding shares of common stock of US Foods, Inc., announced that the stockholders of USF approved, by written consent without a meeting, the proposal to adopt the Agreement and Plan of Merger dated as of December 8, 2013 (the “Merger Agreement”) among USF, Sysco Corporation, a Delaware corporation (“Sysco”), Scorpion Corporation I, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco and Scorpion Company II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sysco pursuant to which Sysco will acquire USF (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. Following the Merger, US Foods, Inc. will be an indirect wholly-owned subsidiary of Sysco. The Merger is currently pending a regulatory review process by the Federal Trade Commission and the transaction is expected to close by the end of the third quarter or in the fourth quarter of calendar 2014.

At the close of business on September 9, 2014, a total of 456,120,057 shares of USF common stock, out of a total of 457,217,953 shares of common stock issued and outstanding and entitled to submit written consents as of July 23, 2014 (the record date for the submission of written consents) submitted written consents with each such share being entitled to one vote per share. A summary of the final voting results for the following proposal is set forth below:

PROPOSAL: “Approval of the merger of Scorpion Corporation I, Inc. with and into USF, with USF continuing as the surviving corporation and a wholly owned subsidiary of Sysco, immediately followed by the merger of USF with and into Scorpion Company II, LLC, with Scorpion Company II, LLC surviving the merger as a wholly owned subsidiary of Sysco, and adoption and approval of the Agreement and Plan of Merger among Sysco, Scorpion Corporation I, Inc., Scorpion Company II, LLC, and USF, dated as of December 8, 2013, and the transactions contemplated thereby.”

USF’s stockholders approved this proposal with the following voting results:

APPROVE	DISAPPROVE	ABSTAIN
456,120,057	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: September 12, 2014	US Foods, Inc.

	By:	/s/ Juliette Pryor
Juliette Pryor
Executive Vice President, General Counsel and Chief Compliance Officer